                                                                    Exhibit 10.9


                                     NSHK

                                      NSJ

                              AMENDED AND RESTATED

                        WHOLESALE DISTRIBUTION AGREEMENT


                                          TABLE OF CONTENTS
                                          -----------------

                                                                                      Page
                                                                                      ----
     ARTICLE I       DEFINITIONS..................................................     1
          1.1        "Agreement"..................................................     1
          1.2        "NSJ Authorized Affiliate"...................................     1
          1.3        "NSJ Independent Distributor"................................     1
          1.4        "NSJ"........................................................     1
          1.5        "Products"...................................................     1
          1.6        "Territory"..................................................     1
          1.7        "Sales Aids".................................................     2
          1.8        "Trademarks".................................................     2

     ARTICLE II      APPOINTMENT AS EXCLUSIVE WHOLESALE DISTRIBUTOR...............     2
          2.1        Scope........................................................     2
          2.2        Sub-distributors.............................................     2
          2.3        Sales of Products and Sales Aids.............................     2
          2.4        NSJ Sales in the Territory...................................     2
          2.5        Sales Outside the Territory..................................     2
          2.6        Territory Orders and Inquiries...............................     3

     ARTICLE III     GOVERNMENTAL APPROVALS AND REGISTRATIONS.....................     3

     ARTICLE IV      OBLIGATIONS OF NSJ AS EXCLUSIVE WHOLESALE
                       DISTRIBUTOR IN THE TERRITORY...............................     3
          4.1        Marketing and Distribution...................................     3
          4.2        NSJ Operations...............................................     4
          4.3        Pricing Information..........................................     5
          4.4        NSJ Claims and Representations...............................     5
          4.5        Capitalization...............................................     5
          4.6        Customer Support.............................................     5
          4.7        Allocation of Expenses.......................................     5

     ARTICLE V       PURCHASE, SALE AND DELIVERY OF PRODUCTS AND SALES AIDS.......     6
          5.1        Agreement to Purchase........................................     6
          5.2        Product Shipment.............................................     7
          5.3        Payment Due Date.............................................     7
          5.4        Passage of Title and Risk of Loss............................     7
          5.5        Inspection...................................................     7

     ARTICLE VI      PRODUCT AND SALES AIDS PURCHASE PRICES
                       AND TERMS OF PAYMENT.......................................     8
          6.1        Product Availability and Pricing.............................     8
          6.2        Payment Method...............................................     8

     ARTICLE VII     OBLIGATIONS OF NSJ AS SUPPLIER OF PRODUCTS
                       AND SALES AIDS.............................................     8
          7.1        Product Quality..............................................     8
          7.2        Warranty.....................................................     9
          7.3        Delivery.....................................................     9
          7.4        Allocation of Expenses.......................................     9

     ARTICLE VIII    SALE AND MANUFACTURE OF PRODUCTS.............................    10
          8.1        Non-Competing Products.......................................    10
          8.2        Competing Products...........................................    10
          8.3        Discontinued Products........................................    10

     ARTICLE IX      NATURE OF RELATIONSHIP.......................................    11

     ARTICLE X       TERM.........................................................    11

     ARTICLE XI      TERMINATION..................................................    11


     ARTICLE XII     EFFECT OF TERMINATION........................................    12

     ARTICLE XIII    CONFIDENTIALITY..............................................    13

     ARTICLE XIV     INDEMNIFICATION AND INSURANCE................................    14

     ARTICLE XV      MISCELLANEOUS................................................    15
          15.1       Assignment...................................................    15
          15.2       Notices......................................................    15
          15.3       Waiver and Delay.............................................    15
          15.4       Force Majeure................................................    16
          15.5       Governing Law and Dispute Resolution.........................    16
          15.6       Applicability of Post-Effective Laws.........................    17
          15.7       Integrated Contract..........................................    17
          15.8       Modifications and Amendments.................................    17
          15.9       Severability.................................................    17
          15.10      Counterparts and Headings....................................    17

             AMENDED AND RESTATED WHOLESALE DISTRIBUTION AGREEMENT


     THIS AMENDED AND RESTATED WHOLESALE DISTRIBUTION AGREEMENT is made and entered this ____ day of November, 1996, by and between Nu Skin Japan, Inc., a corporation a company dually incorporated, organized and existing under the laws of Japan and the State of Delaware, U.S.A., (hereinafter "NSJ") and Nu Skin Hong Kong, Inc., a foreign branch of a corporation a company duly incorporated, organized and existing under the laws of Japan and the State of Delaware, U.S.A., (hereinafter "NSHK"). Hereinafter, NSJ and NSHK collectively shall be referred to as the "Parties. "

                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, NSI (as hereinafter defined) is engaged in the design, production and marketing of Products and Sales Aids (as hereinafter defined) for distribution in international markets through a network of independent distributors; and,

     WHEREAS, NSI has authorized and appointed NSHK as its exclusive regional distributor of Products and Sales Aids in certain countries in the Asia/Pacific region (including the Territory (as hereinafter defined)) and desires to appoint subdistributors in certain of such countries pursuant to Section 2.2 of its Regional Distribution Agreement with NSI, dated as of the date hereof (the "Regional Distribution Agreement"); and,

     WHEREAS, NSJ desires, on the terms and conditions hereinafter set forth, to act as the exclusive distributor of NSHK of Products and Sales Aids in the Territory; and,
     WHEREAS, NSHK is willing, on the terms and conditions hereinafter set forth, to grant to NSJ the exclusive right to so distribute Products and Sales Aids; and,

     WHEREAS, the Parties entered into a Wholesale Distribution Agreement on November 11, 1993 and an Amendment to said agreement on July 12, 1993 (the "Prior Distribution Agreement"); and,

     WHEREAS, the Parties wish to amend and restate the Prior Wholesale Distribution Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     For the purposes of this Agreement the following words, terms, and phrases shall have the meaning assigned to them in this Article I, unless the context otherwise requires or the parties otherwise agree within the terms of this
Agreement:

     1.1 "Agreement" shall mean this Amended and Restated Wholesale Distribution Agreement between NSHK and NSJ (together with any exhibits and schedules hereto), as the same may be modified, amended or supplemented from time to time).

     1.2 "NSI Independent Distributor" shall mean a person or business entity authorized by contract with NSI to distribute, as an independent contractor, the Products and Sales Aids in accordance with the terms of such distribution contract.

     1.3 "NSI" shall mean Nu Skin International, Inc., a U.S. corporation, duly organized and existing under the laws of the State of Utah, U.S.A.

     1.4 "Products" shall mean those products, including without limitation, cosmetics, nutritional products, dietary supplements, vitamins, over-the-counter drugs, quasi-drugs, drugs and pharmaceutical products that are produced, manufactured or purchased by NSI for sale or resale, subject to unavailability due to local regulatory requirements in the Territory.

     1.5  "Territory" shall mean the country of Japan.

     1.6 "Sales Aids" shall mean materials, in whatever form, designed, approved and produced by NSJ to assist in the marketing of the Products in the Territory.

     1.7 "Trademarks" shall mean those words, symbols, devices, logos, trade names and company names or a combination thereof used in relation to all Products and Sales Aids covered by the existing or eventual registrations thereof in the Territory.

                                   ARTICLE II

                 APPOINTMENT AS EXCLUSIVE WHOLESALE DISTRIBUTOR
                 ----------------------------------------------

     2.1 Scope. NSHK hereby appoints and authorizes NSJ as NSHK's exclusive distributor, during the term of this Agreement, for the sale and distribution of Products and Sales Aids in the Territory, under the Products' names, logos, and Trademarks, subject to all terms and conditions of this Agreement, and NSJ hereby accepts such appointment and authorization.

     2.2 Sub-distributors. NSJ shall not, without the prior written approval of NSHK, appoint sub-distributors or agents to promote or distribute Products or Sales Aids inside or outside the Territory.

     2.3  Sales of Products and Sales Aids.

     2.3(a) NSJ agrees that any distribution of Products or Sales Aids in the Territory shall be made only to an NSI Independent Distributor.

     2.3(b) To facilitate sales to NSI Independent Distributors, NSJ shall have the right to access information regarding such NSI Independent Distributors in the Territory as provided by NSI to NSHK pursuant to the Regional Distribution Agreement.

     2.4 NSHK Sales in the Territory. NSHK agrees not to sell Products or Sales Aids to any party within the Territory or to any party outside the Territory for delivery within the Territory, except to NSJ pursuant to the terms and conditions of this Agreement, unless NSHK has received the written consent of NSJ.

     2.5 Sales Outside the Territory. NSJ agrees that it will not sell Products or Sales Aids outside the Territory. Further, NSJ shall not promote or solicit customers for Product or Sales Aids sales outside the Territory. NSJ shall not establish any facility outside the Territory through which orders are solicited or in which inventories of Products or Sales Aids are stored without NSHK's written consent.

     2.6 Territory Orders and Inquiries. The Parties acknowledge that from time to time inquiries and orders concerning the Territory will arise. If NSHK receives any order or inquiry concerning the sale of Products or Sales Aids in the Territory, NSHK agrees to give prompt notice of such inquiry or order to NSJ, such notice to include the name and address of the person making the order or inquiry as well as any other relevant details regarding such order or inquiry that NSJ shall reasonably request. If NSJ receives any order or inquiry concerning the sale of Products or Sales Aids outside the Territory, NSJ agrees to give NSHK prompt notice of such inquiry or order, such notice to include the name and address of the person making the order or inquiry, as well as any other relevant details regarding such order or inquiry that NSHK shall reasonably request.

                                  ARTICLE III

                    GOVERNMENTAL APPROVALS AND REGISTRATIONS
                    ----------------------------------------

     NSJ agrees to obtain, or cause to be obtained, at its sole cost and expense, any governmental approval and make, or cause to be made, any filings or notifications required under all applicable laws, regulations and ordinances of the Territory to enable this Agreement to become effective, to enable the Products or Sales Aids to be sold in the Territory (except as otherwise provided herein) or to enable any payment pursuant to the provisions of this Agreement to be made. NSJ agrees to keep NSHK informed of the progress in obtaining all such government approvals.

                                   ARTICLE IV

          OBLIGATIONS OF NSJ AS EXCLUSIVE WHOLESALE DISTRIBUTOR IN THE
          -------------------------------------------------------------

                                   TERRITORY
                                   ---------

     4.1 Marketing and Distribution. NSJ shall have the following obligations with respect to marketing and distribution of the Products and Sales Aids:

     4.1(a) To use its best efforts to further the promotion, marketing, sales and other distribution of the Products and Sales Aids in the Territory.

     4.1(b) To maintain, or cause to be maintained, an adequate and balanced inventory of Products, Sales Aids, supplies and necessary materials to promote, market, sell and distribute the Products and Sales Aids in each country within the Territory.

     4.1(c) To ensure that all inquiries by sub-distributors, NSI Independent Distributors and customers, including complaints are responded to promptly. To ensure that all orders are processed and all shipments of Products and Sales Aids are made within the Territory in a timely fashion.

     4.1(d) To diligently investigate or cause to be investigated all leads with potential customers referred to it by NSHK.

     4.1(e) To permit NSHK to visit NSJ and its sub-distributors and to visit NSJ's place of business and inspect its inventories, service records, financial records and other relevant documents.

     4.1(f) To maintain, cause to be maintained, or contract to maintain, adequate personnel, distribution and laboratory facilities dedicated on a full-time or part-time basis to the quality control and sale of Products, in compliance with all laws, ordinances and regulations applicable within the Territory.

     4.1(g) To provide, at the request of NSHK, a business plan for the term and in the form and detail reasonably requested by NSHK and to update such business plan as reasonably requested by NSHK.

     4.1(h) To provide, at the request of NSHK, reports of its activities and sales respecting the Products and Sales Aids in the Territory in a form and in such detail and for such time period as NSHK may reasonably require.

     4.2 NSJ Operations. NSJ agrees to maintain, or cause to be maintained, such facilities and other places of business within the Territory necessary to effect the purposes and intentions of this Agreement. NSJ further agrees to bear all costs and expenses it incurs in the negotiation, memorialization, execution and performance of all leases, rentals, equipment, salaries, taxes, licenses, insurance, permits, telephone, telegraph, promotional, advertising, travel, accounting and legal expenses, relating to such facilities.

     4.3 Pricing Information. At the request of NSHK, NSJ agrees to advise NSHK of the distribution prices of the Products or Sales Aids to be sold to NSI Independent Distributors within the Territory.

     4.4 NSJ Claims and Representations. NSJ shall not make any promises, representations, warranties or guarantees respecting the Products, Sales Aids or the Sales and Compensation Plan, except in accordance with those representations, warranties or guarantees as provided by NSI with respect thereto and in accordance and compliance with the applicable laws of the Territory.

     4.5 Capitalization. NSJ agrees to capitalize itself adequately and maintain its operations both on a financially sound basis and in compliance with all applicable laws, regulations or ordinances covering the operations of such a business entity within any country in which it may conduct business.

     4.6 Customer Support. NSJ agrees to cooperate with NSHK in dealing with any NSI Independent Distributor or customer complaints concerning the Products and the Sales Aids and to take any action requested by NSHK to solve such complaints. NSJ also agrees to assist NSHK in arranging for any customer warranty service required by law or required pursuant to the judgment of NSHK.

     4.7  Allocation of Expenses.

     4.7(a) Import Licenses. To the extent import licenses are required for the importation of the Products or Sales Aids into the Territory, NSJ hereby agrees that it will be responsible for securing and maintaining such import licenses and payment of all costs and expenses associated therewith.

     4.7(b) Import Expenses. NSJ agrees that it will be responsible for payment of all customs duties, excise taxes, similar governmental charges and levies, and any other charges or expenses related to any Products or Sales Aids imported into the Territory.

     4.7(c) Freight. NSJ shall be liable for all freight charges not allocated to NSHK pursuant to Section 7.4(c) hereof.

     4.7(d) Other Expenses. In addition to the costs and expenses described in clauses (a), (b) and (c) above, NSJ agrees that it will be responsible for payments of the following expenses, fees and costs, related to the development and maintenance of the Nu Skin business in the Territory:
     (a) fees and expenses to incorporate operating entities; (b) fees and expenses for obtaining business licenses and permits; (c) fees, costs and expenses incurred in drafting and producing required company documentation, Sales Aids, and other literature such as product catalogs as well as contracts such as local product purchase agreements; (d) fees and costs incurred in determining the requirements for, and in actually formulating, and registering Products, including ascertaining and complying with labeling and custom\import requirements; (e) expenses and costs related to locating and establishing office, warehouse and other physical facilities, including build out, furnishings and equipment, as well as negotiation and securing of necessary leases and permits; (f) all costs and expenses related to hiring a general manager and staff, and compliance with local labor laws and requirements; (g) expenses of monitoring, supervising and disciplining NSJ Independent Distributors; provided that such fees, costs
                                                --------
     or expenses are not allocated to NSJ under Section 7.4(d) herein.

                                   ARTICLE V

             PURCHASE, SALE AND DELIVERY OF PRODUCTS AND SALES AIDS
             ------------------------------------------------------

     5.1 Agreement to Purchase. NSJ shall order such quantities of Products and Sales Aids as it deems necessary to meet its sales requirements within the Territory.

     5.1(a) Each order shall be in the form of a written and signed Purchase Order appearing on the official letterhead of NSJ. Each Purchase order shall be forwarded directly to NSI with a copy to be forwarded simultaneously therewith to NSHK. NSHK shall review such Purchase Order for compliance with the terms of the Regional Distribution Agreement and for reasonableness of the quantities ordered with forecasted sales of Products by NSJ. Unless earlier waived, NSHK shall have the right, within ten (10) days after placement of such Purchase Order, to rescind such Purchase Order and shall notify NSJ and NSI in writing of its decision to exercise such rescission rights prior to the expiration of such ten-day period.

     5.1(b) Each Purchase Order shall identify the Product(s) or Sales Aids to be purchased, the country to which such Products or Sales Aids shall be distributed to ensure shipment and receipt of Products or Sales Aids which comply with such country's laws and regulation, the quantities thereof, and the shipment dates therefor.

     5.1(c) NSI shall accept each Purchase Order for Products or Sales Aids placed by NSJ pursuant to this Article and subject to:

          5.1.(c).(i) The availability in NSI's current inventory of the Product(s) or Sales Aid(s) ordered by NSJ; and,

          5.1.(c).(ii) The inability of NSI to perform by reason of force majeure as defined in Section 15.4 hereof; and,

          5.1.(c).(iii) NSHK's ability to rescind such Purchase Order pursuant to Section 5.1(a) hereof. NSI shall have up to ten (10) days after receipt of any Purchase Order to accept such Purchase order. Acceptance by NSI shall be in writing, signed by a duly authorized representative of NSI, and effective upon execution.

          5.1(d) NSI , in determining whether it has sufficient inventory to fill each Purchase Order, will treat such Purchase Order on a parity basis with the orders of all other NSI affiliates.

     5.2 Product Shipment. NSI shall ship all Product(s) and Sales Aids sold by NSHK to NSJ hereunder as NSJ may designate in writing on the Purchase Order. NSJ shall transmit all commercial invoices for the Products and Sales Aids directly to NSI and NSHK by registered airmail, postage prepaid, or any other method mutually acceptable to the Parties.

     5.3 Payment Due Date. NSJ shall pay for each shipment of Products and Sales Aids within sixty (60) days after the date of arrival or the date of dispatch of a commercial shipping invoice, whichever is later, and shall make payment for such Products and Sales Aids as provided in Section 6.2 of this Agreement.

     5.4 Passage of Title and Risk of Loss. Title to and risk of loss for any Product(s) or Sales Aids ordered and shipped pursuant to the terms of this Article shall remain with NSHK until their actual delivery to NSJ or its designed agent at the part designated in the Purchase Order or at some point in transit as the parties may agree to in writing, at which time title and risk of loss passes to NSJ. Shipment shall be made in a commercially reasonable manner in accordance with standards applicable in the trade and industry.

     5.5 Inspection. Within forty-five (45) days following actual receipt of a shipment of Products or Sales Aids by NSJ, NSJ shall inspect, or cause to be inspected, the Products and Sales Aids and shall notify NSHK and NSI in writing, in accordance with Section 15.2, of any defects in such shipment of Products or Sales Aids. In the event of such notification, NSHK shall make appropriate arrangements, acceptable to NSJ, to replace any such defective Products or Sales Aids at NSHK's sole cost and expense or, failing such replacement, shall, at the option of NSHK, either credit the purchase price of the defective Products or Sales Aids to NSI's account or promptly grant NSJ a cash refund for such purchase price. If NSHK is not notified of any defect in a shipment of Products or Sales Aids within forty-five (45) days after actual receipt thereof by NSJ or other country of final destination within the Territory, then NSJ shall be deemed to have waived its right to claim any defect in the Products or Sales Aids contained in such shipment; provided that for any latent or other defect
                                 --------
not reasonably discernable upon inspection of the Products or Sales Aids under the prevailing circumstances NSJ shall have until forty-five (45) days after discovery of such defect to exercise its rights under this Section 5.5.

                                   ARTICLE VI

          PRODUCT AND SALES AIDS PURCHASE PRICES AND TERMS OF PAYMENT
          -----------------------------------------------------------

     6.1 Product Availability and Pricing. Prices to be paid by NSJ to NSHK for Products and Sales Aids purchased hereunder shall be negotiated and determined on an arm's length basis may be adjusted from time to time as greed by the Parties in writing.

     6.2 Payment Method. NSJ shall pay the commercial invoices for Products and Sales Aids shipped under this Agreement in immediately available funds by wire transfer to a bank or banks designated by NSHK, or by such other means of payment agreed to by NSHK from time to time. All purchases of Products and Sales Aids will be payable in Japanese Yen with any exchange rate risk to be borne by NSHK. Without limiting any of NSHK's other rights and remedies pursuant to this Agreement, amounts not paid within the time period set forth in the payment provisions herein shall be subject to an interest charge equal to two percent (2%) over the Citibank, N.A. prime rate for the entire period such amounts remain unpaid.

                                  ARTICLE VII

           OBLIGATIONS OF NSJ AS SUPPLIER OF PRODUCTS AND SALES AIDS
           ---------------------------------------------------------

     7.1 Product Formulation. In consultation with NSI, NSHK and NSJ agree to cooperate to mutually determine the formulae or ingredients to be used for Products in the Territory based on local market regulations and consumer preferences.

     7.2 Warranty. NSHK warrants that the Products and Sales Aids supplied hereunder shall be merchantable under (and will comply with) the laws and regulations of the jurisdiction in which distribution of such Product or Sales Aid is intended; that it will deliver good title thereto and that Products and Sales Aids will be delivered free from any lawful security interest or other lien or encumbrance.

     7.2(a) NSHKs liability for any breach of such warranties shall not exceed in amount the price of the Products or Sales Aids in respect of which any breach is claimed. NSHK'S WARRANTY STATED HEREIN IS EXPRESSLY IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

     7.2(b) NSHK neither assumes nor authorizes any person or entity to assume for it any other liability in connection with the Products or Sales Aids supplied hereunder, and there are no oral contracts or warranties collateral to or affecting this Agreement. NSHK shall not be liable to NSJ or any third parties for consequential, special or incidental damages.

     7.3 Delivery. NSHK shall promptly, in accordance with normal and commercially reasonable delivery schedules in the trade, deliver to NSJ those Products or Sales Aids for which NSJ places orders in accordance with Article V hereof.

     7.4  Allocation of Expenses.

     7.4(a) Export Licenses. To the extent NSHK is required to obtain any United States, Hong Kong or other export licenses to export the Products or Sales Aids to the Territory, NSHK shall pay all costs and expenses associated therewith.

     7.4(b) Export Expenses. NSHK agrees that it will be responsible for payments of all customs duties, excise taxes and similar governmental charges and levies related to the export of the Products or Sales Aids from the United States of America, Hong Kong or any other jurisdiction.

     7.4(c) Freight. NSHK shall be liable for reasonable ocean freight and insurance costs and expenses related to the export of the Products and Sales Aids from the United States, Hong Kong or any other jurisdiction and delivery of the Products and Sales Aids to the Territory as designated in the purchase order.

                                  ARTICLE VIII

                        SALE AND MANUFACTURE OF PRODUCTS
                        --------------------------------

     8.1 Non-Competing Products. Nothing contained herein, however, shall restrict or prohibit NSJ from selling, distributing, manufacturing or causing to be manufactured products or materials which do not compete directly or indirectly with the Products and Sales Aids, provided that such other products do not infringe upon any patent, name, Trademark, emblem, trade name, design right, model or other commercial or industrial property right of NSI.

     8.2 Competing Products. During the term of this Agreement, NSJ shall not, and shall not authorize a third party to, manufacture, cause to be manufactured, distribute or sell (i) any products or materials which directly or indirectly compete with the Products or the Sales Aids or (ii) copies of the Products, Sales Aids, or other products that might reasonably be deemed under U.S. or foreign law to be confusingly similar to the Products or Sales Aids, in each case without the prior written consent of NSHK.

     8.3 Discontinued Products. Notwithstanding the foregoing, in the event NSHK receives notice from NSI of the discontinuance of the sale of any Product, NSHK shall promptly notify NSJ of such discontinuance and thereafter NSJ may elect to manufacture or cause to be manufactured such Product; provided that, if
                                                               --------
such discontinued Product competes directly or indirectly with any Product, the prior written consent of NSI shall be required. If NSJ elects to so manufacture or cause to be manufactured such discontinued Product, NSHK shall, pursuant to the terms of the Regional Distribution Agreement, request that NSI license the formula to such discontinued Product to NSJ on substantially the same terms as set forth in the Trademark/Tradename License Agreement, dated as of the date hereof, by and between NSI and NSJ.

                                   ARTICLE IX

                             NATURE OF RELATIONSHIP
                             ----------------------

     The relationship of NSJ and NSHK shall be and at all times remain, respectively, that of independent contractor and contracting party. Nothing contained or implied in this Agreement shall be construed to constitute either party as the legal representative or agent of the other or to constitute or construe the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. Neither Party is authorized to conclude any contract or agreement or make any commitment, representation or warranty that binds the other or otherwise act in the name of or on behalf of the other.

                                    ARTICLE X

                                      TERM
                                      ----

     Subject to Article XI hereof, this Agreement shall be for a term ending on the earlier of December 31, 2016 or the termination of the Regional DIstribution Agreement in accordance with its terms.


                                   ARTICLE XI

                                  TERMINATION
                                  -----------

     11.1 This Agreement may be terminated by either Party in the following circumstances immediately or at any time after the occurrence of any of the following events:

     (a) the other Party shall commence any case, proceeding or other action
     (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, compensation or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar action; or

     (b) there shall be commenced against the other Party any case, proceeding or other action of a nature referred to in clause (a) above which
     (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 90 days. Events described in clauses (a) and (b) of this Section
     11.1 shall be referred to as a Bankruptcy Event. If a Bankruptcy Event occurs, all amounts owing under this Agreement shall become immediately due and payable, without any notice thereof; or

     (c) if the other Party causes or allows a judgment in excess of twenty-five million dollars ($25,000,000) to be entered against it or causes or allows a lien, security interest, or other encumbrance to attach to its assets which secures an amount in excess of twenty-five million dollars ($25,000,000).

     11.2 This Agreement may be terminated by either Party, if the other Party is in default in the performance of any material obligation under this Agreement and such default has not been cured within sixty (60) days after receipt of written notice of such default by the defaulting party.


                                  ARTICLE XII

                             EFFECT OF TERMINATION
                             ---------------------

     12.1 Upon termination of this Agreement, all rights and licenses herein granted to NSJ shall cease and shall revert to NSHK and NSJ shall immediately cease holding itself out to the public as NSHK's exclusive wholesale distributor in the Territory or otherwise represent that it is associated in any manner with NSHK.

     12.2 Upon termination of this Agreement, NSHK may either (a) deliver, and NSJ shall pay for, all Products and Sales Aids ordered by NSI prior to such termination or (b) cancel, without cost or liability, the order of such Products or Sales Aids.

     12.3 Upon termination of this Agreement, neither party shall be released from its obligations to pay monies due or to become due to the other party or to complete any unfulfilled obligations under this Agreement, and each party shall immediately pay, perform and discharge all debts, obligations and liabilities hereunder.

     12.4 Upon termination of this Agreement for any reason, neither party shall be liable for any special, indirect, incidental, punitive or consequential damages, regarding such termination, irrespective of whether such obligations or liabilities may be contemplated in any law applicable within the Territory and or elsewhere, and, except as otherwise provided by applicable law, each party hereby waives and relinquishes any rights, pursuant to law or otherwise, to any such damages. The remedies contained herein shall be exclusive.

     12.5 The provisions of Article XII, Article XIII and Article XIV, as well as any other provisions that by their terms so provide, shall survive termination of this Agreement and continue in full force and effect thereafter.


                                 ARTICLE XIII

                                CONFIDENTIALITY
                                ---------------

     13.1 All trade secrets, proprietary technology, know-how or other non-public or proprietary business or technical information owned or used by NSHK or NSJ and supplied to or acquired by the other whether in oral or documentary form (the "Confidential Information") shall be supplied and acquired in confidence and shall be solely for the use of the receiving party pursuant to this Agreement and such party shall keep the Confidential Information confidential and shall not disclose the same, at any time during the term of this Agreement or after its termination, except to its employees for the purposes of its business in accordance with this Agreement and except as may be required by law; provided that if the receiving party determines that a disclosure is required by law, the receiving party shall notify the disclosing party in order to give the disclosing party an opportunity to seek an injunction or otherwise attempt to keep the Confidential Information confidential. The receiving party shall, at the request of the disclosing party, destroy or return the Confidential Information without retaining copies if, as and when this Agreement is terminated or expires. For purposes of this Agreement, the term "Confidential Information" shall not include information or documents that
(i) become generally available to the public other than as a result of a disclosure by the receiving party, (ii) was otherwise lawfully available to the receiving party, or (iii) was generated independently by the receiving party. The provisions of this Article shall survive termination of this Agreement.


                                  ARTICLE XIV

                         INDEMNIFICATION AND INSURANCE
                         -----------------------------

     14.1 NSHK agrees during and after the term of this Agreement to indemnify and hold harmless NSJ from liability, loss, cost or damage, (including reasonable attorney's fees) which NSJ may incur as a result of claims, demands or judgments, of any kind or nature, by anyone whomsoever, arising out of (i) an alleged or actual defect in the design, manufacture or content of, or any harm caused by any Products or Sales Aids or the failure of any Product to comply with all applicable regulatory requirements in the Territory; or (ii) a claim that NSI's proprietary information infringes any patent, copyright, trade secret or other intellectual property right of a third party; provided that NSJ provides NSHK with prompt notice in writing of any such claim or demand and NSJ cooperates with NSHK in the defense or settlement of any such claim or action.

     14.2 At all times during and following the terms of this Agreement, NSHK shall maintain insurance with one or more reputable insurers reasonable in coverage and amount in direct proportion and corresponding to the business to be conducted by NSJ pursuant to this Agreement.

     14.3 NSJ shall at all times remain fully liable for the performance of its sub-distributors and/or agents and NSJ hereby agrees to indemnify and hold harmless NSHK from all damages, losses, cost or expenses arising in any manner from any act or omission on the part of its sub-distributors or agents.


                                   ARTICLE XV

                                 MISCELLANEOUS
                                 -------------

     15.1  Assignment.   This Agreement shall be binding on and inure to the
benefit of the heirs, successors, assigns and beneficiaries of the Parties; provided that neither Party may assign this Agreement or any rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other Party's authorized representative. Any such attempted assignment, without the written consent provided herein, shall be void and unenforceable.

     15.2  Notices.   All notices, requests and other communications hereunder
shall be in writing and shall be deemed to have been duly given, if delivered by hand, or if communicated by facsimile, cable or similar electronic means to the facsimile number or cable identification number as previously provided by each party to the other, at the time that receipt thereof has been confirmed by return electronic communication or signal that the message has been received, or if mailed, ten (10) days after dispatch by registered airmail, postage prepaid, from any post office addressed as follows:

     If to NSHK:  Attn:  Regional Legal Counsel
                  NuSkin Hong Kong, Inc.
                  26th Floor, Windsor House
                  311 Gloucester Road
                  Causeway Bay, Hong Kong

     If to NSJ:   Attn: General Manager
                  Nu Skin Japan Company Ltd.
                  Shinjuku I-Land Tower, 23rd Floor
                  6-5-1 Nishi Shinjuku, Tokyo, Japan, 163-13
                  Facsimile No.:  813-5321-3799

    Either party may change its facsimile number, cable identification number or address by a notice given to the other party in the manner set forth above.

     15.3  Waiver and Delay.   No waiver by either party of any breach or
default in performance by the other party, and no failure, refusal or neglect of either party to exercise any right, power or option given to it hereunder or to insist upon strict compliance with or performance of the other party's obligations under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver by either party of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

     15.4  Force Majeure.   The Parties shall not be responsible for failure to
perform hereunder due to force majeure, which shall include, but not be limited to: fires, floods, riots, strikes, labor disputes, freight embargoes or transportation delays, shortage of labor, inability to secure fuel, material, supplies, equipment or power at reasonable prices or on account of shortage thereof, acts of God or of the public enemy, war or civil disturbances, any existing or future laws, rules, regulations or acts of any government (including any orders, rules or regulations issued by any official or agency or such government) affecting a party that would delay or prohibit performance hereunder, or any cause beyond the reasonable control of a party. If an event of force majeure should occur, the affected party shall promptly give notice thereof to the other party and such affected party shall use its reasonable best efforts to cure or correct any such event of force majeure.

     15.5  Governing Law and Dispute Resolution.   This Agreement shall be
governed by and construed in accordance with the laws of the State of Utah, applicable to contracts made and to be wholly performed within such State. Any dispute arising out of this Agreement, if not resolved by mutual agreement of NSHK and NSJ within 30 days after written notice of such dispute is given by NSHK or NSJ, as the case may be, shall be resolved through arbitration with the Utah office and division of the American Arbitration Association ("AAA"). If the dispute is not resolved within such 30-day period, the Parties shall petition the AAA to promptly appoint a competent, disinterested person to act as such arbitrator. Within 30 days after the designation or appointment of such arbitrator, such arbitrator shall be required to commence the arbitration proceeding in the state of Utah at a time and place to be fixed by the arbitrator, who shall so notify NSHK and NSJ. Such arbitration proceeding shall be conducted in accordance with the applicable rules and procedures of the AAA, and/or as otherwise may be agreed by NSHK and NSJ. The decision of the arbitrator shall be final and binding upon NSHK and NSJ and may be enforced in any court of competent jurisdiction. The expenses and costs of such arbitration shall be divided and borne equally by NSHK and NSJ; provided, that each of NSHK and NSJ shall pay all fees and expenses incurred by it in presenting or defending against such claim, right or cause of action.

     15.6 Applicability of Post-Effective Laws. The Parties agree that neither the Vienna Convention on the International Sale of Goods nor any such similar law, treaty or act that becomes effective during the term of this Agreement shall be applicable to this Agreement or the transactions contemplated hereunder.

     15.7 Integrated Contract. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior or contemporaneous negotiations, representations, agreements and understandings (both oral and written) of the Parties.

     15.8  Modifications and Amendments.   No supplement, modification or
amendment of this Agreement shall be binding unless it is in writing and executed by both of the Parties.

     15.9  Severability.   To the extent that any provision of this Agreement is
(or, in the opinion of counsel mutually acceptable to both parties, would be) prohibited, judicially invalidated or otherwise rendered unenforceable in any jurisdiction, such provision shall be deemed ineffective only to the extent of such prohibition, invalidation or unenforceability in that jurisdiction, and only within that jurisdiction. Any prohibited, judicially invalidated or unenforceable provision of this Agreement will not invalidate or render unenforceable any other provision of this Agreement, nor will such provision of this Agreement be invalidated or rendered unenforceable in any other jurisdiction.

     15.10  Counterparts and Headings.   This Agreement may be executed in one
or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All headings and captions are inserted for convenience of reference only and shall not affect the meaning or interpretation of any provision hereof.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives in the United States of America as of the day and the year first above written.


NU SKIN HONG KONG, INC.             NU SKIN JAPAN COMPANY, LIMITED



By:                                 By:
   --------------------------          --------------------------
     BLAKE M. RONEY                      TAKASHI BAMBA
     PRESIDENT AND CEO                   GENERAL MANAGER